As filed with the Securities and Exchange Commission on October 10, 2012

Registration No. 333- 162308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DELTEK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33772	54-125625
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2291 Wood Oak Drive, Herndon, VA		20171
(Address of principal executive offices)		Zip Code

(703) 734-8606

(Registrant’s telephone number, including area code)

David R. Schwiesow

Senior Vice President, General Counsel and Secretary

Deltek, Inc.

2291 Wood Oak Drive, Herndon, VA

20171

(703) 734-8686

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Gerald T. Nowak, P.C.

Theodore A. Peto

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Approximate date of commencement of proposed sale to the public:

This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

On October 2, 2009 Deltek, Inc. (the “Registrant”), filed with the Securities and Exchange Commission a registration statement on Form S-3, Registration No. 333- 162308 and filed amendments on Form S-3/A on each of March 5, 2010, May 6, 2010 and May 17, 2010 (collectively the “Registration Statement”), for the issuance of an indeterminate number of shares of (i) the Registrant’s common stock, $0.001 per share (the “Common Stock”); (ii) the Registrant’s preferred stock, par value $0.01 per share (the “Preferred Stock”); (iii) the Registrant’s senior debt securities and subordinated debt securities (the “Debt Securities”); (iv) the Registrant’s warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (as designated by the registrant at the time of any such offering); and (v) the Registrant’s subscription rights, all of which were permitted to be sold (or issued upon conversion, as applicable) from time to time by the Registrant, subject to a maximum aggregate offering price of $200,000,000.

On October 10, 2012, pursuant to an Agreement and Plan of Merger, dated as of August 26, 2012 (the “Merger Agreement”), by and among the Registrant, Project Diamond Holdings Corporation (“Parent”) and Project Diamond Merger Corp. (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act, any securities registered for issuance under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement as of the date of this Post-Effective Amendment No. 1 and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on October 10, 2012.

DELTEK, INC.

By:	/s/ David R. Schwiesow
Name:	David R. Schwiesow
Title:	Senior Vice President, General Counsel and Secretary

Note:	No other person is required to sign this Post-Effective amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.